EXHIBIT 99.1
GoPro Announces Fourth Quarter and 2023 Results
2023 Revenue of $1.0 billion
3 million Camera Units Sold, up 6% Year-over-Year
GoPro Subscribers Grew 12% Year-over-Year to 2.5 million
Subscription and Service Revenue was $97 million, up 18% Year-over-Year

SAN MATEO, Calif., February 7, 2024 - GoPro, Inc. (NASDAQ: GPRO) today announced financial results for its fourth quarter and full year ended December 31, 2023 and posted management commentary, including forward-looking guidance, in the investor relations section of its website at https://investor.gopro.com.
“Our growth strategy led to significant retail channel sell-through increases in the fourth quarter and second half of 2023,” said Nicholas Woodman, GoPro’s founder and CEO. “We’re looking forward to launching several new products throughout the year, opening more retail doors at a steady rate and activating a larger number of marketing initiatives to drive awareness and demand.”
“During 2023, our capital allocation policy resulted in the repurchase of $50 million in aggregate principal amount of the 2025 Convertible Notes in exchange for $46 million, and we repurchased $40 million in stock, which resulted in a reduction of 15 million shares or 9% of fully diluted shares,” said Brian McGee, GoPro’s CFO and COO.
For details on GoPro’s Q4 and full year performance and outlook, please see the management commentary referenced above and posted in the investor relations section of our website at https://investor.gopro.com.
Q4 2023 Financial Results
•Revenue was $295 million, down 8% year-over-year.
•Subscription and service revenue increased 13% year-over-year to $25 million.
•GoPro subscriber count ended Q4 at 2.5 million, up 12% year-over-year.
•Revenue from the retail channel was $228 million, or 77% of total revenue and up 18% year-over-year. GoPro.com revenue, including subscription and service revenue, was $67 million, or 23% of total revenue and down 47% year-over-year.
•GAAP net loss was $2 million, or a $0.02 loss per share, down from net income of $3 million or $0.02 per share, in the prior year period. Non-GAAP net income was $2 million, or $0.02 per share, down from non-GAAP net income of $21 million, or $0.12 per share, in the prior year period.
•GAAP and non-GAAP gross margin was 34.2% and 34.4%, respectively. This compares to GAAP and non-GAAP gross margin of 32.5% and 35.1%, respectively, in the prior year period.
•Adjusted EBITDA was $3 million. This compares to $22 million in the prior year period.
•Cameras with Manufacturer’s Suggested Retail Prices (MSRP) at or above $400 represented 74% of Q4 2023 camera revenue. Entry level products accounted for 14% of camera revenue.
•Q4 2023 Street ASP was $330, a 13% decrease year-over-year.
•Cash and marketable securities were $247 million at the end of the fourth quarter.
2023 Financial Results
•Revenue was $1.0 billion, down 8% year-over-year.
•Subscription and service revenue increased 18% year-over-year to $97 million.

•GAAP net loss was $53 million, or a $0.35 loss per share, down from net income of $29 million or $0.18 per share, in the prior year period. Non-GAAP net loss was $31 million, or a $0.20 loss per share, down from non-GAAP net income of $81 million, or $0.47 per share, in the prior year period.
•GAAP and non-GAAP gross margin was 32.2% and 32.4%, respectively. This compares to GAAP and non-GAAP gross margin of 37.2% and 38.1%, respectively, in the prior year period.
•2023 Adjusted EBITDA was negative $27 million. This compares to $95 million in the prior year period.

Recent Business Highlights
•Capital allocations during the fourth quarter resulted in the repurchase of $50.0 million in aggregate principal amount of the 2025 Convertible Notes in exchange for $46.3 million and the repurchase of $10.0 million in stock in the fourth quarter, and $40.0 million total for 2023.
•In January 2024, GoPro announced its plan to acquire Australian maker of tech-enabled motorcycle helmets, Forcite Helmet Systems.
•In January 2024, GoPro returned to X Games sponsorship as the official action camera; GoPro also recently announced sponsorships as the official camera of the Freeride World Tour, the world’s biggest freeride ski and snowboard competition, and the official action camera of the Vans Pipe Masters surf contest.
•In November 2023, GoPro was recognized for the third consecutive year by Outside Magazine as one of the 50 Best Places to Work (No. 14) and the only company with more than 200 employees to make the list.

Results Summary:

	Three months ended December 31,			Year ended December 31,
($ in thousands, except per share amounts)	2023	2022	% Change	2023	2022	% Change
Revenue	$295,420	$321,021	(8.0)%	$1,005,459	$1,093,541	(8.1)%
Gross margin
GAAP	34.2%	32.5%	170 bps	32.2%	37.2%	(500) bps
Non-GAAP	34.4%	35.1%	(70) bps	32.4%	38.1%	(570) bps
Operating income (loss)
GAAP	$(9,368)	$1,707	(648.8)%	$(75,463)	$38,955	(293.7)%
Non-GAAP	$2,033	$19,077	(89.3)%	$(34,075)	$85,547	(139.8)%
Net income (loss)
GAAP	$(2,418)	$3,073	(178.7)%	$(53,183)	$28,847	(284.4)%
Non-GAAP	$2,424	$21,090	(88.5)%	$(31,135)	$80,923	(138.5)%
Diluted net income (loss) per share
GAAP	$(0.02)	$0.02	(200.0)%	$(0.35)	$0.18	(294.4)%
Non-GAAP	$0.02	$0.12	(83.3)%	$(0.20)	$0.47	(142.6)%
Adjusted EBITDA	$3,267	$22,014	(85.2)%	$(27,317)	$94,754	(128.8)%

Conference Call
GoPro management will host a conference call and live webcast for analysts and investors today at 2 p.m. Pacific Time (5 p.m. Eastern Time) to discuss the Company’s financial results.
Prior to the start of the call, the Company will post Management Commentary on the “Events & Presentations” section of its investor relations website at https://investor.gopro.com. Management will make brief opening comments before taking questions.
To listen to the live conference call, please call +1 833-470-1428 (US) or +1 404-975-4839 (International) and enter access code 442389, approximately 15 minutes prior to the start of the call. A live webcast of the conference call will be accessible on the “Events & Presentations” section of the Company’s website at https://investor.gopro.com. A recording of the webcast will be available on GoPro’s website, https://investor.gopro.com, from approximately two hours after the call through May 1, 2024.
About GoPro, Inc. (NASDAQ: GPRO)
GoPro helps the world capture and share itself in immersive and exciting ways.
GoPro has been recognized as an employer of choice by both Outside Magazine and US News & World Report for being among the best places to work. Open roles can be found on our careers page. For more information, visit GoPro.com.
Connect with GoPro on Facebook, Instagram, LinkedIn, TikTok, X, YouTube, and GoPro's blog, The Current. GoPro customers can submit their photos and videos to GoPro Awards for an opportunity to be featured on GoPro's social channels and receive gear and cash awards. Members of the press can access official logos and imagery on our press portal.
GoPro, HERO and their respective logos are trademarks or registered trademarks of GoPro, Inc. in the United States and other countries.
GoPro’s Use of Social Media
GoPro announces material financial information using the Company’s investor relations website, SEC filings, press releases, public conference calls and webcasts. GoPro may also use social media channels to communicate about the Company, its brand and other matters; these communications could be deemed material information. Investors and others are encouraged to review posts on Facebook, Instagram, LinkedIn, TikTok, X, YouTube, and GoPro’s investor relations website and blog, The Current.
Note Regarding Use of Non-GAAP Financial Measures
GoPro reports gross profit, gross margin percentage, operating expenses, operating income (loss), other income (expense), tax expense, net income (loss) and diluted net income (loss) per share in accordance with U.S. generally accepted accounting principles (GAAP) and on a non-GAAP basis. Additionally, GoPro reports non-GAAP adjusted EBITDA. Non-GAAP items exclude, where applicable, the effects of stock-based compensation, acquisition-related costs, restructuring and other related costs, (gain) loss on extinguishment of debt, and the tax impact of these items. When planning, forecasting, and analyzing gross margin, operating expenses, operating income (loss), other income (expense), tax expense, net income (loss) and net income (loss) per share for future periods, GoPro does so primarily on a non-GAAP basis without preparing a GAAP analysis as that would require estimates for reconciling items which are inherently difficult to predict with reasonable accuracy. A reconciliation of preliminary GAAP to non-GAAP measures has been provided in this press release, and investors are encouraged to review the reconciliation.
Note on Forward-looking Statements
This press release may contain projections or other forward-looking statements within the meaning Section 27A of the Private Securities Litigation Reform Act. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “should,” “will,” “plan” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements in this press release may include but are not limited to statements regarding our expectations for profitability, revenue growth and subscription growth; expanded product roadmap, product pricing strategy, expanded distribution and overall consumer demand for our products. These statements involve risks and uncertainties, and actual events or results may differ materially. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements include the inability to achieve our revenue growth or profitability in the future, and if revenue growth or profitability is achieved, the inability to sustain it; the fact that an economic downturn or economic uncertainty in our key U.S. and international markets, inflation, and fluctuations in interest rates or currency exchange rates may adversely affect consumer discretionary spending and demand for our products; the fact that our goal to grow revenue and be profitable relies upon our ability to grow sales from our direct-to-consumer business and our retail partners and distributors; our ability to acquire and retain subscribers; our reliance on third-party suppliers, some of which are sole-source suppliers, to provide services and components for our products which may be impacted due to supply shortages, long lead times or other service disruptions that may lead to increased costs due to the effects of global conflicts and geopolitical issues such as the ongoing conflicts in the Middle East, Ukraine or China-Taiwan relations; our ability to maintain the value and reputation of our brand and protect our intellectual property and proprietary rights; the risk that our sales fall below our forecasts, especially during the holiday season; the risk we fail to manage our operating expenses effectively, which may result in our financial performance suffering the fact that our continued profitability depends in part on further penetrating our total addressable market, and we may not be successful in doing so; the fact that we rely on sales of our cameras, mounts and accessories for substantially all of our revenue, and any decrease in the sales or change in sales mix of these products could harm our business; the risk that we may not successfully manage product introductions, product transitions, product pricing and marketing; the fact that a small number of retailers and distributors account for a substantial portion of our revenue and our level of business with them could be significantly reduced; our ability to attract, engage and retain qualified personnel; any changes to trade agreements, trade policies, tariffs, and import/export regulations; the impact of competition on our market share, revenue and profitability; the fact that we may experience fluctuating revenue, expenses and profitability in the future; risks related to inventory, purchase commitments and long-lived assets; the risk that we will encounter problems with our distribution system; the threat of a security breach or other disruption including cyberattacks; the concern that our intellectual property and proprietary rights may not adequately protect our products and services; the effects of global conflicts and geopolitical issues such as the conflicts in the Middle East, Ukraine or China-Taiwan relations and its effects on the United States and global economies and our business in particular; and other factors detailed in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2022, which is on file with the Securities and Exchange Commission (SEC), and as updated in filings with the SEC. These forward-looking statements speak only as of the date hereof or as of the date otherwise stated herein. GoPro disclaims any obligation to update these forward-looking statements.

GoPro, Inc.
Preliminary Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended December 31,		Year ended December 31,
(in thousands, except per share data)	2023	2022	2023	2022
Revenue	$295,420	$321,021	$1,005,459	$1,093,541
Cost of revenue	194,325	216,718	681,886	686,713
Gross profit	101,095	104,303	323,573	406,828

Operating expenses:
Research and development	43,892	36,026	165,688	139,885
Sales and marketing	50,363	51,079	169,578	166,967
General and administrative	16,208	15,491	63,770	61,021
Total operating expenses	110,463	102,596	399,036	367,873
Operating income (loss)	(9,368)	1,707	(75,463)	38,955
Other income (expense):
Interest expense	(1,236)	(1,310)	(4,699)	(6,242)
Other income, net	5,198	2,263	12,429	1,740
Total other income (expense), net	3,962	953	7,730	(4,502)
Income (loss) before income taxes	(5,406)	2,660	(67,733)	34,453
Income tax expense (benefit)	(2,988)	(413)	(14,550)	5,606
Net income (loss)	$(2,418)	$3,073	$(53,183)	$28,847

Net income (loss) per share:
Basic	$(0.02)	$0.02	$(0.35)	$0.18
Diluted	$(0.02)	$0.02	$(0.35)	$0.18

Shares used to compute net income (loss) per share:
Basic	151,078	155,340	153,348	156,181
Diluted	151,078	172,124	153,348	178,279

GoPro, Inc.
Preliminary Condensed Consolidated Balance Sheets
(unaudited)

(in thousands)	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$222,708	$223,735
Marketable securities	23,867	143,602
Accounts receivable, net	91,452	77,008
Inventory	106,266	127,131
Prepaid expenses and other current assets	38,298	34,551
Total current assets	482,591	606,027
Property and equipment, net	8,686	13,327
Operating lease right-of-use assets	18,729	21,819
Goodwill	146,459	146,459
Other long-term assets	311,486	289,293
Total assets	$967,951	$1,076,925

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$102,612	$91,648
Accrued expenses and other current liabilities	110,049	118,877
Short-term operating lease liabilities	10,520	9,553
Deferred revenue	55,913	55,850
Total current liabilities	279,094	275,928
Long-term taxes payable	11,199	9,536
Long-term debt	92,615	141,017
Long-term operating lease liabilities	25,527	33,446
Other long-term liabilities	3,670	5,439
Total liabilities	412,105	465,366

Stockholders’ equity:
Common stock and additional paid-in capital	998,373	960,903
Treasury stock, at cost	(193,231)	(153,231)
Accumulated deficit	(249,296)	(196,113)
Total stockholders’ equity	555,846	611,559
Total liabilities and stockholders’ equity	$967,951	$1,076,925

GoPro, Inc.
Preliminary Condensed Consolidated Statements of Cash Flows
(unaudited)

	Three months ended December 31,		Year ended December 31,
(in thousands)	2023	2022	2023	2022
Operating activities:
Net income (loss)	$(2,418)	$3,073	$(53,183)	$28,847
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,159	1,980	6,160	8,570
Non-cash operating lease cost	957	1,335	3,090	5,501
Stock-based compensation	10,031	9,565	41,479	38,991
Deferred income taxes	73	(3,437)	(17,891)	2,710
Non-cash restructuring charges	—	228	—	228
Gain on extinguishment of debt	(3,092)	—	(3,092)	—
Other	(632)	(1,361)	(2,600)	1,022
Net changes in operating assets and liabilities	37,651	14,179	(6,826)	(80,122)
Net cash provided by (used in) operating activities	43,729	25,562	(32,863)	5,747

Investing activities:
Purchases of property and equipment, net	(535)	(242)	(1,520)	(3,447)
Purchases of marketable securities	—	(61,857)	(25,782)	(165,590)
Maturities of marketable securities	15,000	51,000	149,204	160,649
Net cash provided by (used in) investing activities	14,465	(11,099)	121,902	(8,388)

Financing activities:
Proceeds from issuance of common stock	—	74	3,876	4,760
Taxes paid related to net share settlement of equity awards	(862)	(1,083)	(8,008)	(13,410)
Repurchase of outstanding common stock	(10,000)	(8,001)	(40,000)	(39,619)
Payment to partially repurchase 2025 convertible senior notes	(46,250)	—	(46,250)	—
Repayment of debt	—	—	—	(125,000)
Net cash used in financing activities	(57,112)	(9,010)	(90,382)	(173,269)
Effect of exchange rate changes on cash and cash equivalents	642	1,121	316	(1,442)
Net change in cash and cash equivalents	1,724	6,574	(1,027)	(177,352)
Cash and cash equivalents at beginning of period	220,984	217,161	223,735	401,087
Cash and cash equivalents at end of period	$222,708	$223,735	$222,708	$223,735

GoPro, Inc.
Reconciliation of Preliminary GAAP to Non-GAAP Financial Measures

To supplement our unaudited selected financial data presented on a basis consistent with GAAP, we disclose certain non-GAAP financial measures, including non-GAAP gross profit, gross margin, operating expenses, operating income (loss), other income (expense), tax expense, net income (loss), diluted net income (loss) per share and adjusted EBITDA. We also provide forecasts of non-GAAP gross margin, non-GAAP operating expenses, non-GAAP other income (expense), non-GAAP tax expense, non-GAAP net income (loss) and non-GAAP diluted net income (loss) per share. We use these non-GAAP financial measures to help us understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short-term and long-term operational plans. Our management uses, and believes that investors benefit from referring to these non-GAAP financial measures in assessing our operating results. These non-GAAP financial measures should not be considered in isolation from, or as an alternative to, the measures prepared in accordance with GAAP, and are not based on any comprehensive set of accounting rules or principles. We believe that these non-GAAP measures, when read in conjunction with our GAAP financials, provide useful information to investors by facilitating:
•the comparability of our on-going operating results over the periods presented;
•the ability to identify trends in our underlying business; and
•the comparison of our operating results against analyst financial models and operating results of other public companies that supplement their GAAP results with non-GAAP financial measures.
These non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Some of these limitations are:
•adjusted EBITDA does not reflect tax payments that reduce cash available to us;
•adjusted EBITDA excludes depreciation and amortization and, although these are non-cash charges, the property and equipment being depreciated and amortized often will have to be replaced in the future, and adjusted EBITDA does not reflect any cash capital expenditure requirements for such replacements;
•adjusted EBITDA excludes the amortization of point of purchase (POP) display assets because it is a non-cash charge, and is treated similarly to depreciation of property and equipment and amortization of acquired intangible assets;
•adjusted EBITDA and non-GAAP net income (loss) exclude restructuring and other related costs which primarily include severance-related costs, stock-based compensation expenses, manufacturing consolidation charges, facilities consolidation charges recorded in connection with restructuring actions, including right-of-use asset impairment charges (if applicable), and the related ongoing operating lease cost of those facilities recorded under ASC 842, Leases. These expenses do not reflect expected future operating expenses and do not contribute to a meaningful evaluation of current operating performance or comparisons to the operating performance in other periods;
•adjusted EBITDA and non-GAAP net income (loss) exclude stock-based compensation expense related to equity awards granted primarily to our workforce. We exclude stock-based compensation expense because we believe that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance. In particular, we note that companies calculate stock-based compensation expense for the variety of award types that they employ using different valuation methodologies and subjective assumptions. These non-cash charges are not factored into our internal evaluation of net income (loss) as we believe their inclusion would hinder our ability to assess core operational performance;
•adjusted EBITDA and non-GAAP net income (loss) excludes any gain or loss on the extinguishment of debt because it is not reflective of ongoing operating results in the period, and the frequency and amount of such gains and losses vary;
•non-GAAP net income (loss) excludes acquisition-related costs including the amortization of acquired intangible assets (primarily consisting of acquired technology), the impairment of acquired intangible assets (if applicable), as well as third-party transaction costs incurred for legal and other professional services. These costs are not factored into our evaluation of potential acquisitions, or of our performance after completion of the acquisitions, because these costs are not related to our core operating performance or reflective of ongoing operating results in the period, and the frequency and amount of such costs vary significantly based on the timing and magnitude of our acquisition transactions and the maturities of the businesses being acquired. Although we exclude the amortization of acquired intangible assets from our non-GAAP net income (loss), management believes that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation;
•non-GAAP net income (loss) includes income tax adjustments. We utilize a cash-based non-GAAP tax expense approach (based upon expected annual cash payments for income taxes) for evaluating operating performance as well as for planning and forecasting purposes. This non-GAAP tax approach eliminates the effects of period specific items, which can vary in size and frequency and does not necessarily reflect our long-term operations. Historically, we computed a non-GAAP tax rate based on non-GAAP pre-tax income on a quarterly basis, which considered the income tax effects of the adjustments above;
•GAAP and non-GAAP net income (loss) per share includes the dilutive, tax effected cash interest expense associated with our 2022 Notes and 2025 Notes in periods of net income, as if converted at the beginning of the period; and
•other companies may calculate these non-GAAP financial measures differently than we do, limiting their usefulness as comparative measures.

GoPro, Inc.
Reconciliation of Preliminary GAAP to Non-GAAP Financial Measures
(unaudited)

Reconciliations of non-GAAP financial measures are set forth below:

	Three months ended December 31,		Year ended December 31,
(in thousands, except per share data)	2023	2022	2023	2022
GAAP net income (loss)	$(2,418)	$3,073	$(53,183)	$28,847
Stock-based compensation:
Cost of revenue	459	434	1,955	1,805
Research and development	4,681	4,263	19,062	17,221
Sales and marketing	2,074	2,002	8,736	8,173
General and administrative	2,817	2,866	11,726	11,792
Total stock-based compensation	10,031	9,565	41,479	38,991

Acquisition-related costs:
Cost of revenue	—	—	—	47
General and administrative	822	—	822	—
Total acquisition-related costs	822	—	822	47

Restructuring and other costs:
Cost of revenue	75	8,047	(173)	8,035
Research and development	488	(132)	(189)	(266)
Sales and marketing	26	(74)	(330)	(144)
General and administrative	(41)	(36)	(221)	(71)
Total restructuring and other costs	548	7,805	(913)	7,554

Gain on extinguishment of debt	(3,092)	—	(3,092)	—
Income tax adjustments	(3,467)	647	(16,248)	5,484
Non-GAAP net income (loss)	$2,424	$21,090	$(31,135)	$80,923

GAAP net income (loss) - basic	$(2,418)	$3,073	$(53,183)	$28,847
Add: Interest on convertible notes, tax effected	—	334	—	3,055
GAAP net income (loss) - diluted	$(2,418)	$3,407	$(53,183)	$31,902

Non-GAAP net income (loss) - basic	$2,424	$21,090	$(31,135)	$80,923
Add: Interest on convertible notes, tax effected	499	334	—	3,055
Non-GAAP net income (loss) - diluted	$2,923	$21,424	$(31,135)	$83,978

GAAP shares for diluted net income (loss) per share	151,078	172,124	153,348	178,279
Add: Non-GAAP only dilutive securities	13,541	—	—	—
Non-GAAP shares for diluted net income (loss) per share	164,619	172,124	153,348	178,279

GAAP diluted net income (loss) per share	$(0.02)	$0.02	$(0.35)	$0.18
Non-GAAP diluted net income (loss) per share	$0.02	$0.12	$(0.20)	$0.47

	Three months ended December 31,		Year ended December 31,
(dollars in thousands)	2023	2022	2023	2022
GAAP gross margin as a % of revenue	34.2%	32.5%	32.2%	37.2%
Stock-based compensation	0.2	0.1	0.2	0.2
Restructuring and other costs	—	2.5	—	0.7
Non-GAAP gross margin as a % of revenue	34.4%	35.1%	32.4%	38.1%

GAAP operating expenses	$110,463	$102,596	$399,036	$367,873
Stock-based compensation	(9,572)	(9,131)	(39,524)	(37,186)
Acquisition-related costs	(822)	—	(822)	—
Restructuring and other costs	(473)	242	740	481
Non-GAAP operating expenses	$99,596	$93,707	$359,430	$331,168

GAAP operating income (loss)	$(9,368)	$1,707	$(75,463)	$38,955
Stock-based compensation	10,031	9,565	41,479	38,991
Acquisition-related costs	822	—	822	47
Restructuring and other costs	548	7,805	(913)	7,554
Non-GAAP operating income (loss)	$2,033	$19,077	$(34,075)	$85,547

	Three months ended December 31,		Year ended December 31,
(in thousands)	2023	2022	2023	2022
GAAP net income (loss)	$(2,418)	$3,073	$(53,183)	$28,847
Income tax expense (benefit)	(2,988)	(413)	(14,550)	5,606
Interest (income) expense, net	(707)	(486)	(5,233)	3,131
Depreciation and amortization	1,159	1,980	6,160	8,570
POP display amortization	734	490	2,015	2,055
Stock-based compensation	10,031	9,565	41,479	38,991
Gain on extinguishment of debt	(3,092)	—	(3,092)	—
Restructuring and other costs	548	7,805	(913)	7,554
Adjusted EBITDA	$3,267	$22,014	$(27,317)	$94,754

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